Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-198610

PROSPECTUS

iWALLET CORPORATION

20,968,130

SHARES OF COMMON STOCK

PUBLIC OFFERING

___________________

The selling shareholders named in this prospectus are offering up all the shares of common stock being registered by this prospectus. The selling shareholders are registering in this prospectus 10,484,065 shares of common stock issued to them in private placements, as well as 10,484,065 shares of common stock underlying the warrants also issued to the selling shareholders in those private placements. We will not receive any proceeds from the sale of shares in this offering. We have not made any arrangements for the sale of these securities.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”) and the OTCQB tier of the electronic market operated by OTC Markets, Inc. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On October 9, 2014, the last sale price of our common stock as reported by the OTCBB was $0.75 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities in any public offering until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: November 10, 14

2

Summary

iWallet Corporation

The Company

We were incorporated as “Queensridge Mining Resources, Inc.” on January 29, 2010, in the State of Nevada for the purpose of engaging in mineral exploration. On July 21, 2014, we entered into a Merger Agreement with iWallet Corporation, a private California corporation, whereby we acquired all of the issued and outstanding common stock of iWallet Corporation through a subsidiary. Following this merger, we merged the subsidiary with and into our corporation, and changed our name to “iWallet Corporation” as part of that process. As a result of entering into the Merger Agreement, we are in the business of designing and developing biometric locking wallets and related physical, personal security products.

Our address is 7394 Trade Street, San Diego, California 92121. Our phone number is (858) 530-2958.  Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 20,968,130 shares of our common stock, including 10,484,065 shares of common stock issued to the selling shareholders in private placements, as well as 10,484,065 shares of common stock underlying the warrants also issued to the selling shareholders in private placements
Offering Price	All shares being offered are being sold by existing shareholders without our involvement, so the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.
Minimum Number of Shares To Be Sold in This Offering	n/a
Maximum Number of Shares To Be Sold in This Offering	20,968,130
Securities Issued and to be Issued	33,919,419 shares of our common stock are issued and outstanding as of October 9, 2014. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

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Summary Financial Information
Balance Sheet Data	Fiscal Year Ended December 31, 2013 (audited)	Six Months Ended June 30, 2014 (unaudited)
Cash	$250,718	$17,168
Total Assets	$496,993	$380,630
Liabilities	$719,794	$1,007,824
Total Stockholder’s Deficit	$222,812	$627,205
Statement of Operations
Revenue	$85,769	$38,139
Net Profit (Loss) for Reporting Period	$(226,921)	$(404,393)

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related to Our Business and Industry

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our product offerings could reduce our ability to compete successfully and adversely affect our results of operations.

We will need to raise additional funds in order to execute on our business development plan over the long term. We may not be able obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we cannot raise additional capital on acceptable terms, we may not be able to, among other things:

•	develop and enhance our products

•	develop our brand and acquire new customers

•	continue to expand our technology development, sales and marketing organizations

•	acquire complementary technologies, products or businesses

•	expand operations internationally

•	pay our debts as they come due

•	hire, train and retain employees

•	respond to competitive pressures or unanticipated working capital requirements

Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations.

4

Because we have experienced net losses to date, we may never be able to generate sufficient net revenue in the future to be profitable.

We have had net operating losses since inception and expect to continue experiencing net losses for the immediate future. In addition, we expect to make significant future expenditures related to the continued development and expansion of our business. Furthermore, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these factors, to achieve profitability we will need to, among other matters, increase our customer base and our distribution channels. We cannot assure you that we will be able to increase our revenue in this manner and achieve profitability. As we expect to continue to invest in the development of our business, this investment could outpace growth in our revenue, and thereby impair our ability to achieve and maintain profitability.

Because we are dependent on outside manufacturers to produce our products, increases in manufacturing costs or component prices may negatively affect our operations

We currently rely on one manufacturer to manufacture our iWallet products to order. We are constrained by its manufacturing capabilities and pricing, and may face production delays or escalating costs if it is unable to manufacture a sufficient quantity of product at an affordable cost. Further, we could face production delays if it becomes necessary to replace our existing supplier with one or more alternative suppliers. These factors could have a material adverse effect on our business, prospects, and results of operations or financial condition. In addition, our operation could be significantly affected by increases in the cost of high quality carbon fiber or other raw materials necessary to manufacture our products.

Because there is an uncertain market for our products, we cannot be certain that they will gain wide acceptance or that we will be able to generate sustained sales growth.

While we believe that our innovative security products would be attractive to business professionals, we have only a limited operating history to determine the market acceptance for our products. No assurance can be given that a significant market for our products and services will be developed or sustained. If our iWallet security products do not gain wider acceptance amongst our target market, we will be unable to achieve sustained sales growth and our business may not be viable over the longer term.

Because the preservation of our intellectual property rights is essential to the success of our business, our failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, patents, trade secrets and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. In addition, others may develop technologies that are similar or superior to our technology. Our failure to protect, or any significant impairment to the value of, our intellectual property rights could harm our business.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Defects may be found in our products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our personnel from product development efforts, and cause significant customer relations and business reputation problems. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our products do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

5

Because we conduct business outside of the United States, we are subject to certain additional risks related to doing business in foreign countries.

We intend to conduct our business, in part, outside of the United States, and our products are manufactured under contract in China. Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	Changes in taxation structure.

6

Risks Related to Legal Uncertainty

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

If certain legislation, including the Sarbanes-Oxley Act of 2002, makes it more difficult for us to retain or attract officers and directors, we may be unable to hire such personnel and our business operations may be materially negatively impacted.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from quotation on the OTCQB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCQB, such as us, must be reporting issuers with the Securities and Exchange Commission and must be current in their reports in order to maintain price quotation privileges on the OTCQB tier of the electronic quotation system operated by OTC Markets, Inc. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Because our common stock could be deemed a low-priced “Penny” stock, it would be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;

•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	Send monthly statements to customers with market and price information about the penny stock; and

•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Because we became a public company through a reverse acquisition, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a reverse acquisition. Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

Because we were formerly considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, the ability of any holders of “restricted securities,” as defined under Rule 144 promulgated under the Securities Act, to re-sell their shares may be limited by applicable regulations for a period of time and our ability to attract additional investment through private offerings in the near future may be limited.

Formerly, we were classified as a “shell company” under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As such, any “restricted securities,” as defined under Rule 144 promulgated under the Securities Act, may not be resold in reliance on safe harbors provided under Rule 144 until: (1) we have filed Form 10 information with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company. We ceased to be a shell company on July 21, 2014. In addition, we filed Form 10 type information reflecting our status as a non-shell company with SEC in our Current Report on Form 8-K filed July 25, 2014, as amended on July 31, 2014 and September 3, 2014. One year must elapse from the date of this filing, however, until the requirements of Rule 144(i) are met. In addition, we must remain current in our SEC filingd during this period. As a result, we may experience difficulty in raising additional capital through private offerings of common stock or other securities until such time as the one year period has elapsed. For so long as the safe harbors provided under Rule 144 are not available to holders of restricted securities, our ability to raise significant additional capital in any offering other than a registered public offering may be severely limited. To the extent that any capital from future private offerings is available to us prior to the conclusion of the required one year period, the investors may demand re-sale registration rights in connection with such offerings or otherwise insist on terms which make such financings unattractive or infeasible.

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Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 20,968,130 shares of common stock offered through this prospectus. At the time of the purchase, the selling shareholders had no agreements or understandings to distribute the securities. The shares include the following:

•	7,261,945 shares of our common stock which were sold to accredited investors as part of a Private Placement which we completed on July 21, 2014, with a small additional closing on September 2, 2014, together with certain shares issued to licensed broker-dealers who assisted with the offering. The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

•	7,261,945 shares of common stock underlying warrants to purchase common stock at an exercise price of $0.60 per share which were also issued to the investors and participating brokers as part of the Private Placement discussed above.

•	3,222,120 shares of common stock issued upon conversion of certain Secured Convertible Debentures formerly issued by our accounting acquirer prior to our recent reverse merger. These debentures converted to common stock automatically upon the closing of our reverse merger on July 21, 2014.

•	3,222,120 shares of common stock underlying warrants to purchase common stock at an exercise price of $0.20 per share which were also issued to the converting debenture holders discussed above.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of September 5, 2014, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered by each;

3. the total number of shares that will be owned by each upon completion of the offering;

4. the percentage owned by each upon completion of the offering; and

5. the identity of the beneficial holder of any entity that owns the shares.

8

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 33,919,419 shares of common stock outstanding on October 9, 2014.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering
490824 Ontario Inc. (1)	70,000	70,000	140,000	0	0
Alexander Goyette	16,666	16,666	33,332	0	0
Arnd Springer	75,838	75,838	151,676	0	0
Arshan Borhan	83,333	83,333	166,666	0	0
Barry M. Polisuk Professional Corporation (2)	30,000	30,000	60,000	0	0
Bluenose Investment Management Inc. (3)	67,000	67,000	134,000	0	0
Brant Investments Limited (4)	166,667	166,667	333,334	0	0
Caldwell Securities Ltd. ITF Nicol MacNicol a/c #505-554RE	67,000	67,000	134,000	0	0
Canaccord Genuity Corp. IN TRUST FOR CAROLYN LATONDRESSE Account # 255283B2	70,000	70,000	140,000	0	0
Canaccord Genuity Corp. (5) IN TRUST FOR WEBWORKS MULTIMEDIA CORP Account # 258716B8	67,000	67,000	134,000	0	0
Canaccord Genuity Corp. (6) IN TRUST FOR MANNINGTON FINANCE LTD Account # 31FL28B1	337,000	337,000	674,000	0	0
Canaccord Genuity Corp. IN TRUST FOR NELLO DICOSTANZO AND/OR NATASHA FALZON JTWROS Account # 13C469E1	16,667	16,667	33,334	0	0
Canaccord Genuity Corp. IN TRUST FOR RONAYE MALETTE AND/OR CHARLES MALETTE JTWROS Account # 13E139B1	197,000	197,000	394,000	0	0

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Canaccord Genuity Corp. IN TRUST FOR STEPHEN STEWART Account # 40P090E1	100,000	100,000	200,000	0	0
Canaccord Genuity Corp. IN TRUST FOR VITO NARDI Account # 41E775A1	83,333	83,333	166,666	0	0
Canaccord Genuity Corp. (7) IN TRUST FOR TRACEY LOGAN 609 Granville St., Suite 2200 Vancouver, BC V7Y 1H2	1,118,173	1,118,173	2,236,346	0	0
CIBC Woodgundy ITF Hal Roback Acct # 42618133	160,000	160,000	320,000	0	0
Colin Mohammed	33,334	33,334	66,668	0	0
David Kegler	33,334	33,334	66,668	0	0
Donal Carroll	1,623,285	823,285	1,646,570	800,000	2.36%
G. Scott Paterson	200,000	200,000	400,000	0	0
Haron Ezer	35,000	35,000	70,000	0	0
Haywood Securities Inc. ITF Aton Select Fund (8)	300,000	300,000	600,000	0	0
Jack B. Chadsey	4,581,542	83,335	166,670	4,498,207	13.26%
Jack Maltz	33,333	33,333	66,666	0	0
Jodi Saltsman	150,000	150,000	300,000	0	0
Jon Rosenblatt	83,333	83,333	166,666	0	0
Leonard Shiffman	67,000	67,000	134,000	0	0
Leonidas Economopoulos	16,667	16,667	33,334	0	0
Limitless Ventures Inc. (9)	916,667	416,667	833,334	500,000	1.47%
Mary Anne Alton	114,886	114,886	229,772	0	0
Mukesh Steven Singh	330,000	330,000	660,000	0	0
Nimble Capital Inc. (10)	1,008,565	200,000	400,000	808,565	2.38%
PI Financial Corp. ITF (11) Pathfinder Asset Management Ltd. A/C #027-2849-1	233,333	233,333	466,666	0	0
Sandy Pascuzzi	500,000	500,000	1,000,000	0	0
Scotia Capital Inc. Pedro Quinzanos Cancino	30,000	30,000	60,000	0	0
Sudha Raman	70,000	70,000	140,000	0	0

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Vitor Fonseca	10,000	10,000	20,000	0	0
Carlise Overseas Ltd. (12)	333,000	333,000	666,000	0	0
Danny Gravelle	66,666	66,666	133,332	0	0
Janet Samantha Wade	100,000	100,000	200,000	0	0
Maria Mirenzi	16,667	16,667	33,334	0	0
First Republic Capital Corporation (13)	560,080	560,080	1,120,160	0	0
Caldwell Securities Ltd. (14)	4,690	4,690	9,380	0	0
7806221 Canada Inc. (15)	1,714,384	127,252	254,504	1,587,132	4.68%
Andrew and Gloria Durkacz	48,943	48,943	97,886	0	0
Gigi Pang Che-Kwan	489,432	489,432	978,864	0	0
Ballentyne Holdings Limited (16)	489,432	489,432	978,864	0	0
Pedro Quinzanos Cancino	73,415	73,415	146,830	0	0
Robert Iachetta	97,886	97,886	195,772	0	0
Stuart Adair	48,943	48,943	97,886	0	0
Thomas Keevil	48,943	48,943	97,886	0	0
Graham Wovenden	48,735	48,735	97,470	0	0
Michael Dalsin	87,722	87,722	175,444	0	0
Michael Swedak	146,204	146,204	292,408	0	0
Richard Goldstein	121,836	121,836	243,672	0	0
Anthony Durkacz	388,885	388,885	777,770	0	0
Anthony Viele	48,010	48,010	96,020	0	0
Elizabeth Burlacoff	96,021	96,021	192,042	0	0
Helmsquire Holdings Ltd. (17)	120,026	120,026	240,052	0	0
Jesse Kaplan	120,026	120,026	240,052	0	0
GMP Securities ITF Michael B. Stein a/c 400-TZMO-F	120,026	120,026	240,052	0	0
Skip Pym	48,010	48,010	96,020	0	0
Ronaye Malette	96,021	96,021	192,042	0	0
NBCN ITF 4HE700F (18)	48,010	48,010	96,020	0	0

(1) Erica Shuttleworth is the director of 490824

(2) Barry M. Polisuk is the owner of Barry M. Polisuk Professional Corporation

(3) Nigel Roberts is the President of Bluenose Investment Management Inc.

(4)Douglas Johnson is the beneficial owner of Brant Investments Limited

(5) Lance Morginn is the President of WEBWORKS MULTIMEDIA CORP

(6) Sacha Grut is the authorized signatory for Mannington Finance Ltd.

(7) Tracey Logan is an authorized signatory for Canaccord Genuity Corp

(8)  David Dawes is the director and sole authorized signatory of Aton Select Fund

(9) Pasquale Ceci is the President of Limitless Ventures Inc.

(10) Fabrice Taylor is an authorized signatory for Nimble Capital Inc.

(11) Douglas Johnson is a beneficial owner of Pathfinder Asset Management Ltd.

(12) Jigme Ribi is a director of Carlise Overseas Ltd.

(13) Anthony Durkacz and Richard Goldstein are the beneficial owners of First Republic Capital Corporation

(14)  Nicol Macnicol is the Vice President, Portfolio manager for Caldwell Securities Ltd.

(15) Bernard Adamski is owner and president of 7806221 Canada Inc.

(16) Richard Langley is an authorized signatory for Ballentyne Holdings Limited

(17) Sruli Weinreb is the Vice President of Equity Investments for Helmsquire Holdings Ltd.

(18) Taras Krutous is an authorized signatory for NBCN ITF 4HE700F

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Except as set forth below, none of the selling shareholders;

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

1. Jack B. Chadsey is our CEO and a member of our board of directors.

2. Anthony Durkacz is a member of our board of directors.

Plan Of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

12

Description of Securities

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share. As of October 9, 2014, there were 33,919,419 shares of our common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Registration Rights

We have agreed to file a registration statement on Form S-1 for the re-sale of the shares of common stock issued in our private offering closed July 21, 2014 concurrently with our recent reverse merger, as well as the common stock issuable upon exercise of all warrants issued in that offering. In addition, we have agreed to file a registration statement on Form S-1 for the re-sale of shares issued upon conversion of the convertible debentures issued by our accounting predecessor, as well as the common stock issuable upon exercise of all warrants issued to those converting debenture holders. The Registration Statement of which this prospectus is a part has been filed in accord with these contractual commitments.

Options and Warrants

We do not have any options issued and outstanding. We issued the following warrants to purchase common stock, all exercisable for a period of two (2) years from the date of issue.

•	7,261,945 warrants to purchase common stock at a price of $0.60 per share. 7,062,112 of these warrants will expire on July 21, 2016; 199,833 of these warrants will expire on September 2, 2016.

•	3,222,120 warrants to purchase common stock at a price of $0.20 per share, which will expire on July 21, 2016

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

13

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Joe Laxague, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

MNP LLP, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. MNP LLP has presented their report with respect to our audited financial statements.  The report of MNP LLP is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

Principal Place of Business

Our principal offices are located at 7394 Trade Street, San Diego, California 92121.

Company Overview

We were incorporated as “Queensridge Mining Resources, Inc.” on January 29, 2010, in the State of Nevada for the purpose of engaging in mineral exploration. On July 21, 2014, we entered into a Merger Agreement with iWallet Corporation, a private California corporation, whereby we acquired all of the issued and outstanding common stock of iWallet Corporation through a subsidiary. Following this merger, we merged the subsidiary with and into our corporation, and changed our name to “iWallet Corporation” as part of that process. As a result of entering into the Merger Agreement, we are in the business of designing and developing biometric locking wallets and related physical, personal security products.

Description of Business

We are a designer and developer of innovative, physical, personal security products that incorporate the latest security and communication technologies to protect against identity, personal and financial information theft. iWallet is a registered trademark in the United States. Our flagship product is a biometric locking luxury storage case that protects cash, credit cards and personal information with a proprietary fingerprint security system. The iWallet features a carbon fiber or aluminum chassis and protects credit cards from being read by many types of RF devices in public spaces. Using a free app, iWallet owners can tether the iWallet to a supported smart device. A proximity alarm sounds on both devices when separated by about five meters. In addition, GPS tracking capabilities are expected to be available on future models.

We are based in San Diego, California and our business was originally founded in 2009. The initial version of the iWallet generated sales of over $700,000 in the first eighteen months following it launch. With improved designs and a better manufacturing partner, iWallet is ready to re-launch the product on a larger scale. Established sales channels include Neiman Marcus in North America, Harrods in England, Highline Peak Group in Canada, and NeedItWantItGadgets in New Zealand . Our prospective sales channels include Dufry, Touch of Modern, Skymall, Travelsmith, Hammacher Schlemmer, and co-branding for Montblanc, Porsche Design, Ducati, Gucci, and Bugatti. . We own the trademark “iWallet” for secure luxury storage casesconnected to smartphones in the USA and have patents worldwide. We have been licensed by Apple Inc. as an official Accessory Developer.

Products and Technology

At this time, we are preparing to re-launch its flagship product and the iWallet 2.0. The suggested retail price will be $529. The new iWallet are expected to have the following features:

•	Sleek, compact industrial design with carbon fiber case
•	Pairs with the owner’s cellular phone via bluetooth technology
•	Patented, exclusive tamper resistant locking mechanism utilizes innovative fingerprint biometric reader for unlocking
•	Unique latch control that only consumes power during latching hence providing extended battery life
•	RFID blocking capability for enhanced wireless protection
•	Speaker providing audible feedback
•	GPS tracking capabilities

14

Over the course of the next twelve months, we intend to bring the following additional products to market:

•	Storage devices with co-branding luxury partners
•	A secure passport case called the iPassport
•	A women’s iWallet version
•	A secure mobile personal safe to store pharmaceuticals in
•	A smart “padlock” with a biometric reader for gym lockers and other personal areas that require security

We hold over twenty patents and patent applications filed in various countries around the world. Our products are currently manufactured under contract by a manufacturer based in Zhuhai, China, Apollo Electronics. The suppliers for our raw materials are currently Future Electronics, Namiki Motors, Cotech Taiwan, Digital Persona, Avnet Electronics, Avnet Taiwan, and Apollo Electronics. Historically, our largest major customer has been Neiman Marcus, which has been the source of approximately 60% of our gross revenues over the past year. As we expand our sales and distribution channels, we expect that our customer base will diversify and that, in the future, our revenues will not be dependent upon one or a few major customers.

We hold both utility and design patents and patent applications. All of our current utility patents will remain in effect until September 14, 2027. The duration of our design patents varies by country. The expiration dates of our current design patents, by country, is as follows:

Canada	June 10, 2023
Europe	December 9, 2036
China	December 12, 2021
Japan	May 18, 2032
Russia	December 13, 2036
Singapore	December 9, 2026
Taiwan	December 9, 2023

Market and Competition Overview

Our primary target demographic will be consumers who are in the market for high-end luxury sure stroage cases and similar accessories. We do not believe that the $500 approximate retail price to the end user will be obstacle for our initial target demographic.  The carbon fiber process is labor intensive to manufacture. High net worth individuals appreciate the advantages of carbon fiber construction and spend tens of thousands of dollars outfitting their automobiles and other accessories.

A comparison of the iWallet to the leather or canvas sure storage accessories currently offered by several major fashion designers is below:

Brand	Model	Price	Material	Bluetooth (Anti-theft/loss)	Fingerprint Reader	RFID Anti-Theft	Owner Access Only
Cartier	Santos de Cartier	$380	Leather	No	No	No	No
Salvatore Ferragamo	Bifold	$350	Leather	No	No	No	No
Louis Vuitton	Classic	$565	Canvas	No	No	No	No
Gucci	Bifold	$550	Canvas	No	No	No	No
iWallet	Slim	$529	Carbon Fiber	Yes	Yes	Yes	Yes

We believe the security, high technology, slim design, and carbon fiber construction of the iWallet can position it to compete for a share of the luxury secure accessories market.

15

Sales, Distribution and Growth Strategy

Our plan for marketing and raising awareness for the iWallet includes the following strategies:

•	Sell and market at major trade shows that attract global buyers such as the CES.
•	Align iWallet with a high profile celebrity as the face for iWallet.
•	Optimize website to gain greater distributor inquiry, continued media attention and wider market accessibility through links to other major potential purchasers.
•	Continue worldwide media attention, primarily from BBC Worldwide, Fox News (Fox and Friends), Discovery Channel.

Our established distribution channels for the iWallet, as originally launched, include the following:

•	Neiman Marcus in North America
•	Harrods in England
•	In Canada for Centurion (black card) Amex members, who will be able to redeem points in exchange for an iWallet through Highline Peak Group
•	NeedItWantItGadgets in New Zealand

The following are current prospective sales channels:

•	Private branding for Montblanc, Porsche Design, Ducatti, Gucci, and Bugatti. We are currently in partnering or licensing discussions with all of these companies.
•	Dufry, a global duty free company with 1,100 locations in 45 countries
•	Touch of Modern
•	Skymall
•	Travelsmith
•	Hammacher Schlemmer

We plan to increase our consumer off take within newly gained distribution at major regional high-end department stores, and to expand to private brand stores. Together with our distribution partners, we are targeting major national retail channels. We believe a partnership with any one leading national chain would be transformative. We intend to develop our website towards wider market accessibility through links to other major potential purchasers. We will continue to be featured in ingadget.com and gizmodo.com, where the iWallet has been dubbed “The Fort Knox of Wallets.” We will also begin limited selling efforts in key international markets using further regional distributors in Europe, Asia, Canada, Australia, and South America. We are also in discussions with distribution companies in key opportunity geographies.

Employees

In addition to the named executive officers discussed above, we also employ a Project Manager. We have hireda new CEO, as well as an in-house bookkeeper.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

Our corporate headquarters are currently located in San Diego, California. We current lease approximately 3,000 square feet of space for $2,500 per month with a lease for one year that began on June 1, 2014.

16

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Nevada is Clark Agency LLC, 3273 East Warm Springs Rd., Las Vegas, NV 89120.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted under the symbol “IWAL” on the OTCBB operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the OTCQB operated by OTC Markets Group, Inc.  Few market makers continue to participate in the OTCBB system because of high fees charged by FINRA.  Consequently, market makers that once quoted our shares on the OTCBB system may no longer be posting a quotation for our shares. As of the date of this report, however, our shares are quoted by several market makers on the OTCQB. The criteria for listing on either the OTCBB or OTCQB are similar and include that we remain current in our SEC reporting. Our reporting is presently current and, since inception, we have filed our SEC reports on time. Due to our recent name change, we expect our trading symbol to change in the near future.

The following tables set forth the range of high and low prices for our common stock for the each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The periods reflect our former fiscal years ended on June 30. On July 21, 2014, we changed our fiscal year end to December 31.

Fiscal Year Ending June 30, 2013
Quarter Ended	High $	Low $
June 30, 2013	$0.0371	$0.0371
March 31, 2013	$0.0371	$0.0371
December 31, 2012	$0.0371	$0.0371
September 30, 2012	$0.0371	$0.0371

Fiscal Year Ending June 30, 2012
Quarter Ended	High $	Low $
June 30, 2012	$0.0371	$0.0371
March 31, 2012	n/a	n/a
December 31, 2011	n/a	n/a
September 30, 2011	n/a	n/a

The last quoted price of our common stock was $0.75 per share on October 9, 2014.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

17

Holders of Our Common Stock

As of October 9, 2014 we had 33,919,419 shares of our common stock issued and outstanding, held by eighty-nine (89) shareholders of record.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer, Inc.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Pursuant to Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a shell company and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under Rule 144, restricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Until July 21, 2014, we were classified as a “shell company” under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As such, all restricted securities may not be resold in reliance on Rule 144 until: (1) we file Form 10 information with the SEC when we cease to be a “shell company” (such filing was made on July 25, 2014, when we filed a Current Report on Form 8-K); (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

Stock Option Grants

To date, we have not granted any stock options.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

18

 Financial Statements

Index to Financial Statements:

Audited Financial Statements:
F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of December 31, 2013 and 2012;
F-3	Statement of Operations for the years ended December 31, 2013 and 2012;
F-4	Statement of Changes in Shareholder's Deficiency for the years ended December 31, 2013 and 2012;
F-5	Statement of Cash Flows for the years ended December 31, 2013 and 2012; and
F-6	Notes to Financial Statements.

Unaudited Condensed Interim Financial Statements:
F-18	Condensed Interim Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013
F-19	Statements of Operations and Comprehensive Loss (Unaudited) for the three-month and six month periods ended June 30, 2014 and 2013
F-20	Statements of Cash Flows (Unaudited) for the six-month periods ended June 30, 2013 and 2014
F-21	Notes to Condensed Interim Financial Statements (unaudited)

19

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of iWallet Corporation

We have audited the accompanying balance sheets of iWallet Corporation as of December 31, 2013 and 2012, and the related statements of operations and comprehensive (loss) income, changes in deficit, and cash flows for the years then ended. iWallet Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. iWallet Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of iWallet Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iWallet Corporation as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has a significant working capital deficiency and has incurred significant losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

April 4, 2014

ACCOUNTING › CONSULTING › TAX 701 EVANS AVENUE, 8TH FLOOR, TORONTO ON, M9C 1A3 P: 416.626.6000 F: 416.626.8650 MNP.ca

F-1

iWallet Corporation

Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Current assets
Cash	$250,718	$13,462
Funds held in attorney trust (note 8)	39,705	—
Accounts receivable	4,575	8,520
Deposits and deferred costs (note 9)	23,086	155,788
Inventory (note 4)	20,361	13,742
Due from shareholder (note 7)	61,833	13,052
	400,278	204,564
Intangible assets (note 5)	96,715	62,436
	$496,993	$267,000
Liabilities
Current liabilities
Bank indebtedness - current (note 6)	$5,539	$7,059
Accounts payable	126,317	55,074
Accrued liabilities (notes 8 and 12)	3,062	3,684
Due to related party (note 7)	37,842	59,779
Advances from investor (note 7)	69,678	—
Convertible debentures (note 8)	354,000	—
Tooling commitment liability (note 9)	105,816	110,685
Deferred tax liabilities - current (note 10)	—	368
	702,254	236,649
Bank indebtedness - long-term (note 6)	17,540	22,352
Deferred tax liabilities (note 10)	—	3,879
	719,794	262,880
Shareholder's (deficiency) equity
Class A common shares, par value $0.001, 200,000,000 shares authorized; 10,000 issued (2012 - 10,000) (note 11)	10	10
Class B common shares, par value $0.001, 100,000,000 shares authorized; Nil issued (2012 - Nil) (note 11)
Preferred shares, par value $0.001, 10,000,000 shares authorized; Nil issued (2012 - Nil) (note 11)
Additional paid-in capital	1	1
Retained earnings	(222,812)	4,109
	(222,801)	4,120
	$496,993	$267,000

The accompanying notes are an integral part of these financial statements.

F-2

 iWallet Corporation

Statements of Operations and Comprehensive (Loss) Income

for the years ended December 31, 2013 and 2012

	2013	2012
Sales	$85,769	$159,288
Cost of sales	63,585	79,550
Gross profit	22,184	79,738
Expenses
Legal and professional fees	73,278	41,491
Office and general expenses	9,583	9,040
Travel	23,475	6,786
Interest and bank fees	2,515	3,179
Research and development	—	3,200
Provision for loss on tooling commitment (note 9)	139,213	—
Amortization of intangible assets	5,288	3,904
	253,352	67,600
(Loss) income before (recovery of) provision for income taxes	(231,168)	12,138
(Recovery of) provision for income taxes (note 10)	(4,247)	4,247
Net and comprehensive (loss) income for the year	$(226,921)	$7,891
Net and comprehensive (loss) income per share basic and diluted (note 13)	$(23)	$1
Weighted average number of shares outstanding basic and diluted (note 13)	10,000	10,000

The accompanying notes are an integral part of these financial statements.

F-3

iWallet Corporation

Statement of Changes in Shareholder's Deficiency

for the years ended December 31, 2013 and 2012

				Retained	Shareholder's
	Class A Common Shares		Additional	Earnings	(Deficiency)
	Shares	Amount	Paid-in Capital	(Deficit)	Equity
Balance, January 1, 2012	10,000	$10	$1	$(3,782)	$(3,771)
Net income	—	—	—	7,891	7,891
Balance, December 31, 2012	10,000	10	1	4,109	4,120
Net loss	—	—	—	(226,921)	(226,921)
	10,000	$10	$1	$(222,812)	$(222,801)

The accompanying notes are an integral part of these financial statements.

F-4

 iWallet Corporation

Statements of Cash Flows

for the years ended December 31, 2013 and 2012

	2013	2012
Cash flow from operating activities
Net and comprehensive (loss) income for the year	$(226,921)	$7,891
Items not affecting cash
Amortization	5,288	3,904
Provision for loss on tooling contract (note 9)	139,213	—
(Recovery of) provision for income taxes	(4,247)	4,247
	(86,667)	16,042
Change in cash resulted from changes in:
Accounts receivable	3,945	(8,520)
Deposits and deferred costs	(6,512)	(105,994)
Inventory	(6,620)	(13,742)
Accounts payable	71,244	41,177
Accrued liabilities	(622)	(903)
Tooling commitment liability	(4,869)	110,685
	(30,101)	38,745
Cash flow from investing activities
Expenditures on intangible assets	(39,565)	(20,296)
	(39,565)	(20,296)
Cash flow from financing activities
Funds repaid to related party	(21,938)	(72,655)
Funds (repaid to) advanced by shareholder	(48,781)	60,400
Increase in funds held in attorney trust	(39,705)	—
Repayment of bank indebtedness	(6,332)	(4,076)
Advances from investor	69,678	—
Proceeds from issuance of convertible debentures	354,000	—
	306,922	(16,331)
Increase in cash	237,256	2,118
Cash, beginning of year	13,462	11,344
Cash, end of year	$250,718	$13,462

The accompanying notes are an integral part of these financial statements.

F-5

iWallet Coporation

Notes to Financial Statements

December 31, 2013 and 2012

1. Nature of Business and Going Concern

iWallet Corporation ("the Company") is engaged in the design, development, manufacturing and sales of bio-metric locking wallets, which operate by scanning a users fingerprint to open the wallet.

The Company was incorporated on November 18, 2009 in the State of California and is located at 7968 Arjons Drive, Suite D, San Diego, California 92126.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which contemplates continuation of the Company as a going concern.

As of December 31, 2013, the Company has incurred a shareholder's deficiency of $222,801 (2012 - $(4,120)) and has significant losses and negative cash flows from operations. In addition as at December 31, 2013 the Company has a working capital deficiency of $301,976 (2012 - $32,085). There is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the near future to enable it to meet its obligations as they come due. As a result there is substantial doubt regarding the Company's ability to continue as a going concern. The Company may require additional financing to fund its operations, which may not be available at acceptable terms or at all. The Company plans on raising additional funds from completing financing arrangements, whether as continued subscriptions for convertible debentures such as those received subsequent to year end (note 16) or from additional sources, in contemplation of completing a public listing transaction.

The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these financial statements.

2. Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for inventory valuation, useful lives of patents, trademarks and software and the warranty provision.

Cash and cash equivalents

 The Company considers cash and cash equivalents to consist of cash and highly liquid investments purchased with original maturities of generally 90 days or less at the date of purchase.

F-6

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

Allowance for doubtful account

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management’s assessment of the credit history with the customer and the current relationships with them. On this basis management has determined that an allowance for doubtful accounts of $nil was appropriate as of both December 31, 2013 and 2012, respectively.

Inventory

Inventory is stated at the lower of cost or market determined using the first-in, first-out method. Inventory is periodically reviewed for use and obsolescence, and adjusted as necessary. Inventory consists of finished goods.

Intangible assets

Patents and trademarks are measured at cost. Legal fees associated with patents and trademarks, which are expected to be issued are recorded as patents and trademarks on the balance sheets. Upon approval by the relevant patent office, the patents and trademarks are amortized over their respective expected lives. Patent and trademark costs associated with patents or trademarks which are not approved or are abandoned, are expensed in the period in which such patents are not approved.

The Company is generally able to maintain patents for up to 20 years from the effective date and the trademark registrations for as long as the trademarks remain in use and the required filings are made to keep them in use. However, based on the Company's assessment of potential innovation or other competing technological developments a useful life of ten years has been assessed for both the patents and the trademarks.

Software consists of costs relating to the development of the software behind the biometric scanning and the other security programs involved in the wallets. Costs relating to the development of this software are capitalized and amortized over its estimated useful life of ten years.

Topic 350-20, Goodwill, and 350-30, General Intangibles Other than Goodwill, in the Accounting Standards Codification ("ASC") requires intangible assets with a finite life be tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset.

F-7

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

2. Significant Accounting Policies - continued

Fair value of financial instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts of cash, accounts receivable, due from shareholder, accounts payable and accrued liabilities, bank indebtedness, due to related party, advances from investor and convertible debentures approximate fair value because of their short-term nature. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The convertible debentures has a fixed interest rate therefore the Company is exposed to interest rate risk in that they could not benefit from a decrease in market interest rates. The bank indebtedness has a variable interest rate, which results in an exposure to interest rate risk resulting from an increase in rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities. All other liabilities are non-interest bearing.

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants to employees and non-employees in connection with consulting or other services. These options or warrants may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received an immediate charge to income is recognized in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated rate of interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue recognition

The Company derives revenue primarily from the sale of its wallets. In accordance with Staff Accounting Bulletin No. 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed or determinable and collection is reasonably assured.

The Company also derives an insignificant amount of revenue from providing engraving of the wallets. Engraving revenues are recognized concurrent with the revenues for the related wallet.

Earnings/loss per share of common stock

Basic and diluted earnings per share have been determined by dividing the net earnings available to shareholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. The diluted weighted average number of shares outstanding is calculated as if all dilutive options and restricted stock grants had been exercised or vested at the later of the beginning of the reporting period or date of grant, using the treasury stock method. The dilutive effect of convertible debentures has been reflected in diluted weighted average number of shares using the if-converted method.

Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive.

F-8

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

2. Significant Accounting Policies - continued

Income taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur. Such adjustments may have a material impact on the Company’s income tax provision and results of operations.

Shipping and handling costs

The Company’s shipping and handling costs of $11,122 are included in cost of sales for the year ended December 31, 2013 (2012 - $5,874).

Research and development

The Company is engaged in research and development work. Research and development costs are charged as operating expense of the Company as incurred. Any recovery of costs received for research and development work is used to offset these expenditures. For the year ended December 31, 2013 the Company spent $nil (2012 - $3,200) towards research and development expenses.

Foreign currency translation

The functional currency of the Company is the U.S. dollar. All of the Company’s revenue and materials purchased from suppliers are denominated in, or linked to, the U.S. dollar. Transactions denominated in currencies other than the functional currency are converted to the functional currency on the transaction date, and any resulting assets or liabilities are further translated at each reporting date and at settlement. Gains and losses recognized upon such translations are included within foreign exchange loss in the statements of operations and comprehensive income / (loss).

Product warranties

The Company offers a one year warranty on its products, which it provides for based on estimated warranty costs at the time of sale and accrues for specific items at the time their existence is known and the amounts are determinable. The Company estimates warranty costs using standard quantitative measures based on industry warranty claim experience and evaluation of specific customer warranty issues. The Company currently estimates warranty costs as approximately 4% of revenue.

Segment reporting

ASC 280-10, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for the way that public business enterprises report information about operating segments in the Company’s financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company only operates in one reportable segment; however, required entity-wide information is included in note 14.

3. Recently Issued Accounting Standards and Recently Adopted Accounting Pronouncement

Income Taxes (ASC Topic - 750): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists" ("ASU 2013-11") was issued during July 2013. FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2013. Management does not believe that the adoption of the accounting pronouncement would have a material effect on these accompanying financial statements.

4. Inventory

	2013	2012
Finished goods	$20,361	$13,742

During the year ended December 31, 2013, the Company recorded a provision relating to obsolete inventory of $nil (2012 - $nil).

F-9

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

5. Intangible Assets

2013
		Accumulated	Net Book
	Cost	Amortization	Value
Patents	$65,930	$9,375	$56,555
Trademarks	13,484	3,324	10,160
Software (i)	30,000	—	30,000
	$109,414	$12,699	$96,715

(i)	The Company purchased software from an arm's length third party in December 2013 accordingly although ready for use, the costs were not amortized as any amortization would have been insignificant.

2012
		Accumulated	Net Book
	Cost	Amortization	Value
Patents	$59,509	$5,278	$54,231
Trademarks	10,337	2,132	8,205
	$69,846	$7,410	$62,436

F-10

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

6. Bank Indebtedness

The bank indebtedness of the Company consists of a secured line of credit with a limit of $35,000 bearing interest at the annual prime rate plus 1.25%, which as at December 31, 2013 and 2012 was 4.5%, and with monthly repayments determined as follows:

a) the greater of:

i)	two percent (2%) of the outstanding principal balance outstanding on the last day of the billing period, or
ii)	$100, and

b) accrued interest since the date of the last payment.

On termination of the line of credit, the amount will become due over a period determined by the creditor of between thirty-six and eighty-four months, or over three to seven years, which at the time of the agreement was determined to be forty-eight months, or four years.

The line of credit is subject to various non-financial covenants that would constitute an event of default, notably: ownership change or sale of the business; closure or failure to maintain the related chequing account; insolvency or any bankruptcy proceedings; or, any other defaults on other contracts with the creditor or with any other financial institution.

Security for the line of credit is the cash in the chequing account held with the bank.

	2013	2012
Line of credit	$23,079	$29,411
Less: Current portion - estimated based on (a)(i) above	(5,539)	(7,059)
	$17,540	$22,352

Principal repayments estimated based on (a)(i) above as at December 31, 2013:

2014	$5,539
2015	5,539
2016	5,539
2017	923
$17,540

F-11

iWallet Coporation

Notes to Financial Statements

December 31, 2013 and 2012

7. Related Party Balances

	2013	2012
Balances
Current assets
Due from shareholder	$61,833	$13,052
Current liabilities
Due to related party	$37,842	$59,779
Advances from investor	$69,678	$—

The above liabilities are non-interest bearing, unsecured and due on demand. The related party is related by virtue of the common control and ownership by the Company's shareholder.

The advances from investor were funds advanced for purposes of covering operating expenses of the Company and are intended to be formalized into a convertible debenture. At this time the investor is also serving as interim Chief Financial Officer ("CFO") and accordingly these transactions constitute related party transactions.

8. Convertible Debentures

In December of 2013, the Company entered into a series of secured convertible debenture agreements (the "convertible debentures") with various investors amounting to $354,000, of which $39,705 is held in attorney's trust to fund related closing costs. The convertible debentures mature June 30, 2014, and bear interest at 5% per annum calculated monthly and payable on maturity. As at December 31, 2013, the amount of accrued interest is $200, which is included in accrued liabilities.

Each convertible debenture contains a conversion option contingently exercisable upon the approval from the Securities and Exchange Commission or the TSX Venture Exchange for listing of its common shares. The conversion price will be based on the price at which the Company sells or issues common shares or units, less a discount of 30%. A unit would consist of one common stock and one share purchase warrant entitling the holder to purchase one additional Class A common share at an exercise price of $0.20 and with a term of 24 months. Similarly, the Company has the option to force conversion upon approval of a public listing at the same conversion price.

Since the conversion option is contingent upon a public listing there has been no value allocated to the conversion option in accordance with ASC 470 Debt. The terms of the convertible debenture do not permit the number of shares that would be received upon conversion if a public listing occurs to be calculated at the commitment date. Upon the occurence of a public listing the conversion feature would be measured and recognized as a debt discount and corresponding adjustment to additional paid-in capital.

Subsequent to year end the Company has closed on an additional $83,000 of convertible debentures with the same terms as the above (note 16).

F-12

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

9. Tooling Commitment Deposit, Deferred Costs and Liability

On May 26, 2011, the Company signed a contract with a supplier under which they are required to pay for tooling costs in addition to their regular purchase orders (the "tooling commitment"). Under the terms of the tooling commitment the Company was required to pay for 30% of the contracted tooling costs upon execution (the "tooling commitment deposit") and the remaining 70% over the purchase of 5,000 units over a nine month period (the "tooling commitment liability"). If 5,000 units were not purchased within those nine months, then the remaining amount was due within thirty days.

As of February 27, 2012, the Company had not reached the contracted level of purchases and an informal agreement to extend the period was made; however, by December 31, 2013 the Company had not complied and as a result, the entire amount would have been considered due.

On August 24, 2013, the Company entered into a revised agreement with the supplier that extended the term another twelve months to August 24, 2014.

The tooling commitment deposit is included in deposits and deferred costs and is capitalized into inventory as units are purchased based on the 5,000 unit commitment. The tooling commitment liability becomes due and is recognized into accounts payable as units are purchased and the corresponding deferred costs are capitalized into inventory, all of which is based on the 5,000 unit commitment.

During 2013, it was determined that based on the actual sales levels realized in 2013, the 5,000 unit commitment the Company would likely not be able to meet the required orders. Accordingly, the deferred costs related to excess units was recognized as a provision for loss on the tooling commitment in the statement of operations and comprehensive income / (loss).

	2013	2012
Tooling commitment deposit	$41,119	$45,103
Tooling commitment deferred costs	100,947	110,685
	142,066	155,788
Provision for possible loss on tooling commitment	(139,213)	—
Tooling commitment deposit and deferred costs	$2,853	$155,788
Tooling commitment liability	$105,816	$110,685

F-13

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

10. Income Taxes

	2013	2012
Components of (loss) income before income taxes consists of the following:
U.S.	$(226,921)	$7,891
The provision (recovery) for income taxes consists of the following:
Current
Federal	$—	$—
State	—	—
	—	—
Deferred	$(4,247)	$4,247

The reconciliation of the provision (recovery) for income taxes based on the combined U.S. statutory federal and state tax rate of 40.75% (Federal - 35%; State - 5.75%, net of Federal benefit) to the effective tax rates:

	2013	2012
Net loss before recovery of income taxes	$(231,168)	$12,138
Statutory rate	0	0
Expected income tax recovery	$(94,201)	$4,946
Non-deductible expenses	49,161	(7,835)
Change in tax benefits not recognized	45,040	2,889
Recovery of income taxes	$—	$—

The components of deferred taxes are as follows:

	2013	2012
Deferred tax assets (liabilities)
Current
Accrued liabilities	$(253)	$(368)
Provision for loss on tooling commitment	56,724	—
Valuation allowance	(56,471)	—
	$—	$(368)

F-14

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

10. Income Taxes - continued

	2013	2012
Non-current
Intangible assets	$7,955	$(9,328)
Net operating losses	45,031	5,449
Valuation allowance	(52,986)	—
	$—	$(3,879)

The change in the gross unrecognized tax benefits of the Company is as follows:

Deferred income taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

	2013	2012
Beginning balance	$13,422	$7,973
Additions related to the current year	45,031	—
Reductions related to prior years	—	5,449
Unrecognized tax benefits end of year	$58,453	$13,422

The Company has non-capital income tax losses that expire as follows:

2031	15,068
2033	110,515
$125,583

The Company calculates its income tax expense by estimating the annual effective tax rate and applying that rate to the year-to-date ordinary income at the end of the period. The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense. The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses. As of December 31, 2013 and 2012, the Company had no uncertain tax positions.

F-15

iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

The Company does not anticipate any significant changes to the total amounts of unrecognized tax benefits in the next twelve months. In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2013:

Federal	2010 to present
State	2010 to present

11. Share Capital

Authorized

200000000 Class A Common shares par value $0.001

100000000 Class B Common shares par value $0.001

10000000 Preferred Shares par value $0.001

Issued

	2013	2012
10000 Class A Common shares	$10	$10

12. Commitments and Contingencies

LEGAL MATTERS

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labour and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

WARRANTY PROVISIONS

The Company is also exposed to warranty contingencies associated with the iWallet and has recorded a provision for these for the year ended December 31, 2013 of $3,062 (2012 - $3,684), however, the actual amount of loss could be materially different.

13. Basic and Diluted (Loss) Income Per Share

Potential common shares related to the convertible debentures were excluded from the computation of diluted loss per share for the year ended December 31, 2013 because the inclusion of these shares would be anti-dilutive.

For the year ended December 31, 2012, no dilutive instruments existed; therefore, basic and diluted income per share were equal.

F-16

 iWallet Corporation

Notes to Financial Statements

December 31, 2013 and 2012

14. Segmented Reporting

All of the Company's long-lived assets are located in the United States.

During 2012, the Company had sales to customers in Russia amounting to 27% of total sales. The remaining sales consist primarily of domestic sales; however, additional international sales accounted for 23% of total sales although no individual country was in excess of ten percent of total sales. During 2013, there were no sales to within any individual foreign country exceeding ten percent of total sales.

15. Risk Management

CONCENTRATIONS OF CREDIT RISK

The Company’s cash balances are maintained in bank accounts in the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Actual balances at times may exceed these limits.

The Company performs on-going credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. One of its customers accounted for 40%, of the Company’s revenue during the year ended December 31, 2013 and 100% of its accounts receivable as of December 31, 2013. During the year ended December 31, 2012, three customers accounted for 53% of revenue and one customer accounted for 100% of accounts receivable.

ECONOMIC DEPENDENCE

For the year ended December 31, 2013, the Company purchased 100% (2012 - 100%) of its wallet inventory from one vendor.

The accounts payable to this vendor is reflected in the carrying amount of the tooling commitment liability see note 9.

16. Subsequent Event

As described in note 8, the Company has closed on an additional $83,000 of convertible debentures with the same terms as those detailed in note 8.

F-17

iWallet Corporation

Condensed Interim Balance Sheets

June 30, 2014 and December 31, 2013

	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$17,168	$250,718
Funds held in attorney trust (note 8)	—	39,705
Accounts receivable	6,177	4,575
Deposits and deferred costs (note 9)	116,407	23,086
Inventory (note 4)	23,549	20,361
Due to/from shareholder (note 7)	114,201	61,833
	277,502	400,278
Intangible assets (note 5)	103,128	96,715
	$380,630	$496,993
Liabilities
Current liabilities
Bank indebtedness - current (note 6)	$4,907	$5,539
Accounts payable (notes 7& 8)	158,561	126,317
Accrued liabilities (note 12)	41,087	3,062
Due to related party (note 7)	20,421	37,842
Advances from investor (note 7)	474	69,678
Convertible debentures (note 8)	663,000	354,000
Tooling commitment liability (note 9)	103,836	105,816
	992,286	702,254
Bank indebtedness - long-term (note 6)	15,538	17,540
	1,007,824	719,794
Shareholder's (deficiency) equity
Class A common shares, par value $0.001, 200,000,000 shares authorized; 10,000 issued (December 31, 2013 - 10,000) (note 11)	10	10
Class B common shares, par value $0.001, 100,000,000 shares authorized; Nil issued (December 31, 2013 - Nil) (note 11)	—	—
Preferred shares, par value $0.001, 10,000,000 shares authorized; Nil issued (December 31, 2013 - Nil) (note 11)	—	—
Additional paid-in capital	1	1
Deficit	(627,205)	(222,812)
	(627,194)	(222,801)
	$380,630	$496,993

The accompanying notes are an integral part of these condensed interim financial statements.

Going Concern (note 1); Commitments and Contingencies (note 12); Subsequent Events (note 16)

F-18

  iWallet Corporation

  Condensed Interim Statements of Operations and Comprehensive Loss

  for the three and six month periods ended June 30, 2014 and 2013
(unaudited)

	Three months	Three months	Six months	Six months
	ending	ending	ending	ending
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Sales	$22,007	$14,515	$38,139	$32,006
Cost of sales	18,317	5,178	35,253	19,681
Gross (loss) profit	3,690	9,337	2,886	12,325
Expenses
Legal and professional fees	114,441	8,276	220,029	16,351
Subcontractor fees (note 7)	47,000	—	109,100	—
Travel	1,371	27	16,986	3,154
Office and general expenses	9,049	269	26,404	2,223
Interest and bank fees	7,486	509	12,952	976
Rent	3,250	—	4,500	—
Research and development	10,391	1,387	11,533	1387
Provision for loss on tooling commitment (note 9)	—	—	—	139,213
Amortization of intangible assets	2,887	1,848	5,775	3,632
	195,875	12,316	407,279	166,936
Loss before recovery of income taxes	(192,185)	(2,979)	(404,393)	(154,611)
Recovery of income taxes (note 10)	—	(4,247)	—	(4,247)
Net and comprehensive income (loss)	$(192,185)	$1,268	$(404,393)	$(150,364)
Net and comprehensive loss per share basic and diluted (note 13)	$(19.22)	$0.13	$(40.44)	$(15.04)
Weighted average number of shares outstanding basic and diluted (note 13)	10,000	10,000	10,000	10,000

The accompanying notes are an integral part of these condensed interim financial statements.

F-19

iWallet Corporation

Condensed Interim Statements of Cash Flows

for the six month periods ended June 30, 2014 and 2013
(unaudited)

	2014	2013

Cash flow from operating activities
Net and comprehensive loss for the period	(404,393)	(150,364)
Items not affecting cash
Amortization of intangible assets	5,775	3,632
Provision for loss on tooling commitment (note 9)	—	139,213
Recovery of income taxes	—	(4,247)
	(398,618)	(11,766)
Non-cash operating items resulted from changes in:
Accounts receivable	(1,602)	8,520
Deposits and deferred costs	(95,301)	—
Inventory	(3,188)	8,684
Accounts payable	32,244	8,254
Accrued liabilities	38,025	2,180
	(428,440)	15,872
Cash flow from investing activities
Expenditures on intangible assets	(12,188)	(5,171)
	(12,188)	(5,171)
Cash flow from financing activities
Funds paid to related party	(17,421)	(1,572)
Funds paid to shareholder	(52,368)	(17,687)
Receipt of funds held in attorney trust	39,705	—
Repayment of bank indebtedness	(2,634)	(2,724)
Advances from investor	11,796	—
Proceeds from issuance of convertible debentures	228,000	—
	207,078	(20,883)
Decrease in cash	(233,550)	(11,282)
Cash, beginning of period	250,718	13,462
Cash, end of period	$17,168	$2,180

The accompanying notes are an integral part of these condensed interim financial statements.

F-20

iWallet Corporation

Notes to Condensed Interim Financial Statements

June 30, 2014 and 2013 (unaudited)

1. Nature of Business and Going Concern

iWallet Corporation ("the Company") is engaged in the design, development, manufacturing and sales of bio-metric locking wallets, which operate by scanning a user’s fingerprint to open the wallet.

The Company was incorporated on November 18, 2009 in the State of California and is located at 7968 Arjons Drive, Suite D, San Diego, California 92126.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which contemplates continuation of the Company as a going concern.

As of June 30, 2014, the Company has incurred a shareholder's deficiency of $627,205 (December 31, 2013 - $222,812) and has significant losses and negative cash flows from operations. In addition as at June 30, 2014 the Company has a working capital deficiency of $714,784 (December 31, 2013 - $301,976). There is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the near future to enable it to meet its obligations as they come due. As a result there is substantial doubt regarding the Company's ability to continue as a going concern. The Company may require additional financing to fund its operations, which may not be available at acceptable terms or at all. The Company plans on raising additional funds from completing financing arrangements, whether as continued subscriptions for convertible debentures or from additional sources, in contemplation of completing a public listing transaction as described in note 16.

The condensed interim financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these condensed interim financial statements.

2. Significant Accounting Policies

Unaudited Condensed Interim Financial Statements

These unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements and should be read in conjunction with those annual financial statements for the year ended December 31, 2013. In the opinion of management, these unaudited condensed interim financial statements reflect adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3. Recently Issued Accounting Standards and Recently Adopted Accounting Pronouncement

Income Taxes (ASC Topic - 750): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists" ("ASU 2013-11") was issued during July 2013. The FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2013. Adoption of the accounting pronouncement does not have a material effect on these accompanying condensed interim financial statements.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. The impact on the condensed interim financial statements of adopting ASU 2014-09 will be assessed by management.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed interim financial statements.

4. Inventory

	June 30,	December 31,
	2014	2013
Raw Material & Finished Goods	$23,549	$20,361

During the period ended June 30, 2014, the Company recorded a provision relating to obsolete inventory of $nil (2013 - $nil).

F-21

5. Intangible Assets

June 30, 2014
		Accumulated	Net Book
	Cost	Amortization	Value
Patents	$68,118	$12,726	$55,392
Trademarks	13,484	4,123	9,361
Software	40,000	1,625	38,375
	$121,602	$18,474	$103,128

December 31, 2013
		Accumulated	Net Book
	Cost	Amortization	Value
Patents	$65,930	$9,375	$56,555
Trademarks	13,484	3,324	10,160
Software (i)	30,000	—	30,000
	$109,414	$12,699	$96,715

(i)	The Company purchased software from an arm's length third party in December 2013 accordingly although ready for use, the costs were not amortized as any amortization would have been insignificant.
Depreciation for the six-month period ended June 30, 2014 is $5,775 (June 30, 2013 - $3,632).

6. Bank Indebtedness

The bank indebtedness of the Company consists of a secured line of credit with a limit of $35,000 bearing interest at the annual prime rate plus 1.25%, which as at June 30, 2014 and December 31, 2013 was 4.5%, and with monthly repayments determined as follows:

a) the greater of:

i)	two percent (2%) of the outstanding principal balance outstanding on the last day of the billing period, or
ii)	$100, and

b) accrued interest since the date of the last payment.

On termination of the line of credit, the amount will become due over a period determined by the creditor of between thirty-six and eighty-four months, or over three to seven years, which at the time of the agreement was determined to be forty-eight months, or four years.

The line of credit is subject to various non-financial covenants that would constitute an event of default, notably: ownership change or sale of the business; closure or failure to maintain the related checking account; insolvency or any bankruptcy proceedings; or, any other defaults on other contracts with the creditor or with any other financial institution.

F-22

Security for the line of credit is the cash in the checking account held with the bank.

	June 30,	December 31,
	2014	2013
Line of credit	$20,445	$23,079
Less: Current portion - estimated based on (a)(i) above	(4,907)	(5,539)
	$15,538	$17,540

Principal repayments estimated based on (a)(i) above as at June 30, 2014:

2014 (remaining six months)	$2,454
2015	5,213
2016	5,213
2017	2,658
$15,538

7. Related Party Balances

	June 30,	December 31,
	2014	2013
Current assets
Due from shareholder	$114,201	$61,833
Current liabilities
Accounts payable – due to shareholder	$24,000	$—
Due to related party	$20,421	$37,842
Advances from investor	$474	$69,678

The above balances are non-interest bearing, unsecured and due on demand. The related party is related by virtue of the common control and ownership by the Company's shareholder.

The accounts payable – due to shareholder relates to compensation owing to the Company’s shareholder for services in his capacity as Chief Executive Officer.

The advances from investor were funds advanced for purposes of covering operating expenses of the Company and $81,000 of these advances were formalized into a convertible debenture during the period (note 8). At December 31, 2013, the investor was also serving as interim Chief Financial Officer ("CFO") and accordingly these transactions constitute related party transactions; however, on January 1, 2014 the investor resigned as interim CFO.

8. Convertible Debentures

In December of 2013, the Company entered into a series of secured convertible debenture agreements (the "convertible debentures") with various investors amounting to $354,000, of which $39,705 was held in attorney's trust to fund related closing costs. During the three months ending March 31, 2014 the Company closed on an additional $83,000 of convertible debentures with the same terms, bringing the total convertible debentures outstanding as at March 31, 2014 to $437,000. During the three months ending June 30, 2014 the Company closed on an additional $226,000 of convertible debentures with the same terms, inclusive of $81,000 of advances from investor formalized into a convertible debenture during the period (note 7), bringing the total convertible debentures outstanding as at June 30, 2014 to $663,000. The convertible debentures bear interest at 5% per annum calculated monthly and payable on maturity and had an original maturity date of June 30, 2014. In addition during the period, the Company extended the maturity to August 15, 2014, including the formalization of the advances from investor in note 7 (see note 16). As at June 30, 2014, the amount of accrued interest is $11,739 (December 31, 2013 - $200), which is included in accounts payable, and total interest expense for the six months ended June 30, 2014 was $11,625 (2013 - $nil) and for the three months ended June 30, 2014 was 6,467 (2013 - $nil).

Each convertible debenture contains a conversion option contingently exercisable upon the approval from the Securities and Exchange Commission or the TSX Venture Exchange for listing of its common shares. The conversion price will be based on the price at which the Company sells or issues common shares or units, less a discount of 30%. A unit would consist of one common stock and one share purchase warrant entitling the holder to purchase one additional Class A common share at an exercise price of $0.20 and with a term of 24 months. Similarly, the Company has the option to force conversion upon approval of a public listing at the same conversion price.

F-23

Since the conversion option is contingent upon a public listing no value has been allocated to the conversion option in accordance with ASC 470 Debt. The terms of the convertible debenture do not permit the number of shares receivable upon conversion if a public listing occurs to be calculated at the commitment date. During the period in which a public listing occurs, the conversion feature would be measured and recognized as a debt discount and an adjustment to additional paid-in capital.

Subsequent to the period end, all of the outstanding convertible debentures and accrued interest were converted into 3,222,120 common shares and warrants to purchase an additional 3,222,120 shares of common stock of the Company at an exercise price of $0.20 and with a term of 24 months.

9. Tooling Commitment Deposit, Deferred Costs and Liability

On May 26, 2011, the Company signed a contract with a supplier under which they are required to pay for tooling costs in addition to their regular purchase orders (the "tooling commitment"). Under the terms of the tooling commitment the Company was required to pay for 30% of the contracted tooling costs upon execution (the "tooling commitment deposit") and the remaining 70% over the purchase of 5,000 units over a nine month period (the "tooling commitment liability"). If 5,000 units were not purchased within those nine months, then the remaining amount was due within thirty days.

As of February 27, 2012, the Company had not reached the contracted level of purchases and an informal agreement to extend the period was made; however, by December 31, 2012 the Company had not complied and as a result, the entire amount would have been considered due.

On August 24, 2013, the Company entered into a revised agreement with the supplier that extended the term another twelve months to August 24, 2014.

The tooling commitment deposit is included in deposits and deferred costs and is capitalized into inventory as units are purchased based on the 5,000 unit commitment. The tooling commitment liability becomes due and is recognized into accounts payable as units are purchased and the corresponding deferred costs are capitalized into inventory, all of which is based on the 5,000 unit commitment.

During 2013, it was determined that based on the actual sales levels realized in 2013, the 5,000 unit commitment, the Company would likely not be able to meet the required orders. Accordingly, the deferred costs related to excess units was recognized as a provision for loss on the tooling commitment in the condensed interim statement of operations and comprehensive (loss).

	June 30,	December 31,
	2014	2013
Tooling commitment deposit	$39,385	$41,119
Tooling commitment deferred costs	98,967	100,947
	138,352	142,066
Provision for loss on tooling commitment	(138,352)	(139,213)
Tooling commitment deposit and deferred costs	$—	$2,853
Tooling commitment liability	$103,836	$105,816

F-24

10. Income Taxes

The Company calculates its income tax expense by estimating the annual effective tax rate and applying that rate to the year-to-date ordinary income at the end of the period.   The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets.  As of June 30, 2014 and 2013, the Company calculated its estimated annualized effective tax rate at 0% and 0%, respectively. The Company had no income tax expense on its $404,393 loss for the six months ended June 30, 2014.   The Company recognized no income tax expense based on its $154,611 pre-tax loss for six months ended June 30, 2013.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.   For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.  The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense.   The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses.   As of June 30, 2014 and December 31, 2013, the Company had no uncertain tax positions.

The Company does not anticipate any significant changes to the total amounts of unrecognized tax benefits in the next twelve months. In many cases the Company's uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of June 30, 2014:

Federal 2009 – present

State 2009 – present

11. Share Capital

Authorized

200,000,000 Class A Common shares par value $0.001

100,000,000 Class B Common shares par value $0.001

10,000,000 Preferred Shares par value $0.001

Issued

	June 30,	December 31,
	2014	2013
10,000 Class A Common shares	$10	$10

12. Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

Warranty Provisions

The Company is also exposed to warranty contingencies associated with the iWallet and has recorded a provision for these for the period ended June 30, 2014 of $2,763 and the year ended December 31, 2013 of $3,062, however, the actual amount of loss could be materially different.

Lease agreements

On June 1, 2014 the Company entered into a new lease agreement for $2,500 per month on a month to month basis.

F-25

13. Basic and Diluted Loss Per Share

Potential common shares related to the convertible debentures were excluded from the computation of diluted loss per share for the period ending June 30, 2014 because the inclusion of these shares would be anti-dilutive.

For the periods ending June 30, 2013, no dilutive instruments existed; therefore, basic and diluted loss per share were equal.

14. Segmented Reporting

All of the Company's long-lived assets are located in the United States.

During the six months ended June 30, 2014, majority of sales were domestic; however total international sales accounted for 14% (six months ended June 30, 2013 – 44%) of total sales although no individual country was in excess of ten percent of total sales. During the three months ended June 30, 2014, majority of the sales were domestic; however total international sales accounted for 8% of total sales. During the three months ended June 30, 2013, the Company had sales to customers in Switzerland amounting to 14% and Canada amounting to 10%. The remaining sales consisted of primarily domestic sales; however additional international sales accounted for 14% of total sales.

15. Risk Management

Concentrations of Credit Risk

The Company’s cash balances are maintained in bank accounts in the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Actual balances at times may exceed these limits.

The Company performs on-going credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. For the six months ended June 30, 2014, one customer accounted for 22% and another for 14% of the Company’s revenue. There were no significant customers during the six months ended June 30, 2013. For the three months ended June 30, 2014, one customer accounted for 30% and another for 19% of the Company's revenue. There were no significant customers during the three months ended June 30, 2013. As of June 30, 2014 one customer accounted for 94% of the accounts receivable balance. As of December 31, 2013 one customer accounted for 100% of the accounts receivable balance.

Economics Dependence

For the period ended June 30, 2014 the Company purchased 100% (2013 - 100%) of its wallet inventory from one vendor.

The accounts payable to this vendor is reflected in the carrying amount of the tooling commitment liability see note 9.

16. Subsequent Events

(a)	On July 21, 2014, the Company was combined in an all stock, tax free merger (the “Merger”) with a wholly-owned subsidiary of Queensridge Mining Resources Inc. ("Queensridge"). Pursuant to the Merger the Company will become a wholly-owed subsidiary of Queensridge and the Company’s former stockholders will become the majority owners of Queensridge. Queensridge, whose shares are currently quoted on the OTC Bulletin Board, will immediately change its name to iWallet Corporation and will continue the business of iWallet as its only line of business. The Merger will constitute a reverse merger whereby Queensridge was deemed to have acquired iWallet for accounting purposes only. Upon the close of the Merger, all convertible debentures and accrued interest were converted into common shares of the Company and resulted in the issuance of 3,222,120 shares and warrants to purchase 3,222,120 common shares at $0.20 per share, exercisable for two years. Concurrent with the close of the Merger transaction the Company completed a Private Placement of 6,479,002 units of the Company (“Units”) for gross proceeds of $1,943,701. Each Unit consists of one common share and one common share purchase warrant of the Company. Each whole common share purchase warrant is exercisable at $0.60 for a period of two years. 583,110 Units were issued as compensation to the brokers who assisted with the offering.

(b)	The Company began trading in the United States on the OTCQB (OTC Markets Group) exchange under the ticker symbol IWAL on July 25, 2014.

F-26

Management Discussion and Analysis of Financial Condition and Results of Operations

Our reverse merger closed July 21, 2014 has been accounted for as a “reverse acquisition,” as the former stockholders of iWallet Corporation, a private California corporation (“iWallet”), possessed majority voting control of the company immediately following the merger and now control our board of directors. iWallet is deemed to be the accounting acquirer in the reverse acquisition. Consequently, the results of operations presented herein reflect the historical operations of iWallet.

Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

During the fiscal year ended December 31, 2013, we generated sales of $85,769. Our cost of sales was $63,585, resulting in gross profit of $22,184. Our expenses for the year ended 2013 were $253,352, and consisted of legal and professional fees of $73,278, office and general expenses of $9,583, travel expenses of $23,475, interest and bank fees of $2,515, amortization of intangible assets of $5,288, and a provision for loss on a contractual tooling commitment of $139,213. We also recorded a recovery of a provision for income taxes of $4,247. Our net loss for the year ended December 31, 2013 was $226,921. By comparison, during the year ended December 31, 2012, we generated sales of $159,288. Our cost of sales was $79,550, resulting in gross profit of $79,738. Our expenses for the year ended 2012 were $67,600, and consisted of legal and professional fees of $41,491, office and general expenses of $9,040, travel expenses of $6,786, interest and bank fees of $3,179, amortization of intangible assets of $3,904, and research and development expenses of $3,200. We also recorded a provision for income taxes of $4,247. Our net income for the year ended December 31, 2013 was $7,891.

Our sales during the year ended December 31, 2013 were lower than in the prior year due to manufacturing delays. In addition, our expenses were higher during the year ended December 31, 2013 than in the prior year primarily due to the provision for loss on a tooling commitment. On May 26, 2011, we signed a contract with a supplier under which we were required to pay for tooling costs in addition to our regular purchase orders (the "tooling commitment"). Under the terms of the tooling commitment we were required to pay for 30% of the contracted tooling costs upon execution (the "tooling commitment deposit") and the remaining 70% over the purchase of 5,000 units over a nine month period (the "tooling commitment liability"). If 5,000 units were not purchased within those nine months, then the remaining amount was due within thirty days. As of February 27, 2012, we had not reached the contracted level of purchases and an informal agreement to extend the period was made; however, by December 31, 2013 we had not complied and as a result, the entire amount would have been considered due. On August 24, 2013, we entered into a revised agreement with the supplier that extended the term another twelve months to August 24, 2014. During 2013, it was determined that based on the actual sales levels realized in 2013, we would likely not be able to meet the required orders to meet the 5,000 unit commitment. Accordingly, the deferred costs related to excess units was recognized as a provision for loss on the tooling commitment in the statement of operations and comprehensive income / (loss).

Results of Operations for the Three and Six Months ended June 30, 2014 and 2013.

During the three months ended June 30, 2014, we generated sales of 22,007. Our cost of sales was $18,317, resulting in gross profit of $3,690. Our expenses for the three months ended June 30, 2014 were $195,875, and consisted of legal and professional fees of $114,441, subcontractor fees of $47,000, office and general expenses of $9,049, travel expenses of $1,371, interest and bank fees of $7,486, amortization of intangible assets of $2,887, rent of $3,250, and research and development of $10,391. Our net loss for the three months ended June 30, 2014 was $192,185. By comparison, during the three months ended June 30, 2013, we generated sales of $14,515. Our cost of sales was $5,178, resulting in gross profit of $9,337. Our expenses for the three months ended June 30, 2014 were $12,316, and consisted of legal and professional fees of $8,276, office and general expenses of $269, travel expenses of $27, interest and bank fees of $509, and amortization of intangible assets of $1,848. We also recorded a provision for recovery of income taxes of $4,247. Our net income for the three months ended June 30, 2013 was $1,268.

During the six months ended June 30, 2014, we generated sales of 38,139. Our cost of sales was $35,253 resulting in gross profit of $2,886. Our expenses for the six months ended June 30, 2014 were $407,279, and consisted of legal and professional fees of $220,029, subcontractor fees of $109,100, office and general expenses of $26,404, travel expenses of $16,986, interest and bank fees of $12,952, amortization of intangible assets of $5,775, rent of $4,500, and research and development of $11,533. Our net loss for the six months ended June 30, 2014 was $404,393. By comparison, during the six months ended June 30, 2013, we generated sales of $32,006. Our cost of sales was $19,681, resulting in gross profit of $12,325. Our expenses for the six months ended June 30, 2014 were $166,936, and consisted of legal and professional fees of $16,351, office and general expenses of $2,223, travel expenses of $3,154, interest and bank fees of $976, amortization of intangible assets of $3,632, research and development of $1,387, and a provision for a loss on a tolling commitment of $139,213. We also recorded a provision for recovery of income taxes of $4,247. Our net loss for the six months ended June 30, 2013 was $150,634.

Our expenses and net loss for the three and six months ended June 30, 2014 were larger than in the same periods last year primarily due to increased legal and professional fees related to our preparations for becoming a public company.

Over the course of the remainder of the current fiscal year, we expect that our sales will increase significantly as we launch the iWallet 2.0 and begin distribution of the product to various retailers and other outlets. In the latter half of 2014, we expect to see increased revenues due to a ramp up of orders from our luxury retail partners for the holiday selling season. During 2014, we also expect to make significant additional expenditures related to the continued development and expansion of our business. Specifically, the hiring of our new CEO, an increase in our marketing initiatives focused on new product introductions, new promotional and public relations materials, web site enhancements, and expenses related to new product design and development will result in increased expenses during the latter half of 2014. Furthermore, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these factors, to achieve profitability we will need to, among other matters, significantly increase our customer base and our distribution channels. We cannot assure you that we will be able to increase our revenue in this manner and achieve profitability on a consistent basis. As we expect to continue to invest in the development of our business, this investment could outpace growth in our revenue, and thereby impair our ability to achieve and maintain profitability.

Liquidity and Capital Resources

As of June 30, 2014, we had current assets of $277,502, consisting of cash in the amount of $17,168, deposits and deferred costs of $116,407, inventory of $23,549, a loan due from a shareholder of $114,201, and accounts receivable of $6,177. Our current liabilities as of June 30, 2014 were $992,286, and consisted of the current portion of long term bank debt in the amount of $4,907, accounts payable of $158,561, accrued liabilities of $41,087, amounts due to a related party of $20,421, advances from an investor of $474, convertible debentures of $663,000, and a liability for a manufacturer tooling commitment of $103,836. Our working capital deficit as of June 30, 2014 was therefore $714,784.

In the months prior to our reverse merger, we engaged in a bridge financing transaction raising a total $663,000 through the sale of secured convertible promissory notes. Concurrent with the closing of the merger, these notes converted to 3,222,120 shares of common stock and 3,222,120 warrants to purchase shares of common stock at a price of $0.20, exercisable for two years.

20

Our bank indebtedness consists of a line of credit with a limit of $35,000, secured by cash on deposit in a checking account. The line bears interest at a rate of prime plus 1.25%. As of June 30, 2014, the balance owed was $20,445.

Immediately upon closing of our reverse merger, we closed a private offering of Units at a price of $0.30 per Unit, each Unit consisting of one (1) share of common stock and one (1) warrant to purchase one share of common stock at a price of $0.60 per share, exercisable for two (2) years. A total of 6,479,002 shares of common stock and 6,479,002 warrants were issued to subscribers in the offering. The gross proceeds from the offering, prior to the deduction of agreed selling commissions and expenses, were $1,943,701. Net of broker’s commissions and expenses, we received net proceeds of $1,745,537.

As a result of the funds obtained through the offering, we believe that we have sufficient capital to execute our business development plan for the current year. In order to continue our growth and development plan over the longer term, however, we will require additional financing. Management is currently seeking additional equity financing in order to fund the long term development of the company. There can be no assurance that we will be successful in raising additional funding, either through increased sales and debt and/or other equity financing arrangements. If we are not able to secure significant additional funding, the long term implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Going Concern

We have experienced recurring losses from operations and had a working capital deficiency of $714,784 as of June 30, 2014. To date, we have not been able to produce sufficient sales to become cash flow positive and profitable on an ongoing basis. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing. For these reasons, our auditor has raised substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Changes In and Disagreements with Accountants

Except as set forth below, we have had no changes in or disagreements with our accountants.

On August 12, 2014, Silberstein Ungar, PLLC (the “Former Accountant”) resigned as our independent auditor. The Former Accountant resigned because most of its client base has been acquired by another firm. Also on August 12, 2014, our board of directors appointed MNP, LLP (the “New Accountant”) as our new independent registered public accounting firm.

The Former Accountant’s audit reports on the financial statements for our former fiscal years ended June 30, 2013 and 2012 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, with exception of uncertainty regarding our ability to continue as a going concern.

During the former fiscal years ended June 30, 2013 and 2012, and through the interim periods ended August 12, 2014, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their reports on the financial statements for such periods.

During the fiscal years ended June 30, 2013 and 2012, and through the interim periods ended August 14, 2014, there were the following “reportable events” (as such term is defined in Item 304 of Regulation S-K). As disclosed in Part I, Item 4 of the Company’s Form 10-Q for the quarterly period ended March 31, 2014, the Company’s management determined that the Company’s internal controls over financial reporting were not effective as of the end of such period due to the existence of material weaknesses related to the following:

(i)	inadequate segregation of duties and effective risk assessment; and

(ii)	insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both US GAAP and SEC guidelines.

These material weaknesses have not been remediated as of the date of this Current Report on Form 8-K.

Other than as disclosed above, there were no reportable events during the fiscal years ended June 30, 2013 and 2012, and through the interim periods ended August 12, 2014.

Prior to retaining the New Accountant, we did not consult with the New Accountant regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

21

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on July 21, 2014. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) held
Jack B. Chadsey	66	Chief Executive Officer and Director
Steven Cabouli	56	President and Director
Orlando LaCalle	50	Chief Marketing Officer
Carl Rosen	61	Director
Charles Ng	66	Director
Anthony Durkacz	38	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Steven Cabouli is our President and a member of our Board of Directors. Mr. Cabouli founded iWallet in 2009. He has over 25 years of experience in introducing new and unique products to the market. In the 1980s, he introduced machines for shaved ice, cooking baking, and donuts to Argentina and sold the rights to this business to an established South American cookie manufacturer in 1987. He is also the owner of China Mystique, Inc., a global distributor of skincare products which he co-founded in 1990. From 2003 through January of 2014, he was the owner of Steve Cabouli Properties, a real estate company which owns several properties in San Diego, Mexico, and Argentina. Mr. Cabouli studied Civil Engineering at the University of Buenos Aires in Argentina.

Jack B. Chadsey is our Chief Executive Officer and a member of our Board of Directors. Mr. Chadsey’s work experience spans over 30 years of senior management positions with some of the premier big box and specialty store retailers. Since January of 2006, Mr. Chadsey has been the principal of Brickell Business Ventures, Inc., a private equity investment and consulting practice focused on emerging growth opportunities. In 2005, he was the Chairman and CEO of Musicland Group, Inc., a privately held entertainment company which operated over 1,000 stores. From 1995 to 2004, Mr. Chadsey served as Chairman of Illuminations, an upscale candle and home accessories company which grew to over 100 retail locations during his tenure. From 1997 to 2001, he was Chairman and CEO of Lids, Inc. From 1989 to 1997, Mr. Chadsey served as the President and CEO of Sunglass Hut, International. During his time with Sunglass Hut, Mr. Chadsey led the company through a recapitalization, an initial public offering, and subsequent follow-on offerings in an effort to fund the internal growth and store expansion needs of the company. From 1984 to 1989, he served as President and CEO of Branden’s, a chain of big box home specialty stores owned by Target/ Dayton Hudson Corporation. From 1984 to 1986, he served as VP and Merchandise Manager for the Home Division of Target Corporation. From 1981 to 1984, he served as Sr. VP, GMM and executive committee member responsible for developing and implementing merchandising and marketing strategies for the home, hardlines, and active apparel divisions of Kohl’s Department Stores. Mr. Chadsey holds a B.S. in Business Administration from the University of Arkansas.

Carl Rosen, one of our directors, is principal of Shelter Rock International, LLC, which provides comprehensive consulting services specializing in the luxury goods sector. He consults in the launch or expansion of watch, jewelry or eyewear lines on a worldwide basis, licensing, sourcing, asset disposition, and sales of state-of-the-art marketing, sales and survey technologies. Mr. Rosen also currently serves as the Director of Anti-counterfeiting of the American Watch Guild. Prior to founding Shelter Rock International in 2010, Mr. Rosen was with Bulova Corporation, an international consumer luxury goods company, and its former parent company, Loews Corporation. Loews Corporation is a conglomerate with holdings in insurance, hotels and energy, and previously in tobacco and theaters. In 2008, Bulova was acquired by Citizen Watch Co. Ltd (Japan.) From 1980 – 2001, Mr. Rosen simultaneously held different positions in both organizations. From 2007 to 2010, he was the Chief Operating Officer of Bulova Corporation. From 2002 to 2007, he was the Senior Vice President for Worldwide Operations at Bulova. From 1999 to 2001 he was Chief Information Officer at Loews while also serving as a Senior Vice President for Bulova. From 1988 to 1999, he served as Executive Directors of Systems Development at Loews Corporation while also serving as an Executive Vice President at Bulova Corporation. From 1985 to 1988, Mr. Rosen was the Director of the Information Center at Loews. From 1980 to 1985, he was a Consultant for Management Advisory Services at Loews. From 1977 to 1980, he was the Manager of International Finance and Planning at Continental Can Company. Mr. Rosen holds an MBA from the Wharton School at the University of Pennsylvania, and a B.S. in Civil Engineering from Tufts University.

Charles Ng, one of our directors, is currently the VP of Sales, Americas for NEXT Biometrics. In that position, he is responsible for selling biometric sensor solutions to top tier mobile and P.C. original equipment manufacturers as well as the standard biometrics physical access control, token and NEXT enable biometrics market spaces. Prior to this position, Mr. Ng was the head of FingerPrint Cards’ biometric business operations in North America, where he was responsible mainly for the top tier PC and mobile market segments. In 2005, he joined UPEK, a leader in biometric fingerprint security solutions, as its Sales Director Americas. At UPEK, Mr. Ng grew the revenue from $200K to $24M in two years.  He managed sales to major Asia original design manufacturers, including Foxconn, Wistron, Chicony in China, IIDA in Japan.  In 2010, UPEK merged with AuthenTec, which was later acquired by Apple. Inc. in 2012. During his time with UPEK/Authentic/Apple, he was responsible for selling over $110M in biometric fingerprint reader solutions.  Prior to that position, Mr. Ng was the VP of Sales at Valicert, a secure internet communications leader. Mr. Ng has also worked in the telecommunications industry at ROLM/IBM/Siemens, Network Equipment Technologies and Copper Mountain Networks; holding various business development and sales management positions. He holds a Bachelors degree in Business Administration.

Anthony Durkacz, one of our directors, is currently Executive Vice-President at First Republic Capital Corp., a position he has held since January 2014. From January to December 2013, he was the President of Capital Ideas Investor Relations. From January 2011 to January 2013, he was CFO and a director of Snipp Interactive Inc.. He was instrumental in the financing and public listing of Snipp Interactive Inc. with operations in Canada, the USA, Mexico and India. Mr. Durkacz is also the owner and president of Fortius Research & Trading Corp., which provides financial and accounting consulting services to micro and small cap companies in various sectors, and develops investment strategies for high net worth individuals. From 2006 to 2009, he served as COO and CFO of MKU Canada Inc. and engaged in mergers and acquisitions around the globe. From 2002 to 2006, he served as CFO of Astris Energi Inc., a dually listed public company in the US and Canada which was acquired by an international conglomerate. He began his career at TD Securities on the capital markets trading floor. Mr. Durkacz holds an Honors Bachelor of Business Administration from Brock University with a major in both Accounting and Finance.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have five directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our Board of Directors, which performs the functions of an audit committee, does not have a member who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K.

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Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•         The appropriate size of our Board of Directors;

•         Our needs with respect to the particular talents and experience of our directors;

•	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•         Experience in political affairs;

•         Experience with accounting rules and practices; and

•         The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code of Ethics

As of September 5, 2014, we had not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Executive Compensation

Compensation Discussion and Analysis

Our executive officers Jack Chadsey, Steven Cabouli and Orlando LaCalle are currently paid monthly fixed cash compensation as follows:

Jack Chadsey	$12,500
Steven Cabouli	$12,000
Orlando LaCalle	$4,000

The compensation agreement with Mr. LaCalle was reached on December 30, 2013 and was based on Mr. LaCalle’s fixed monthly expenses and our financial resources and ability to pay. Mr. Cabouli is the founder and former sole shareholder of iWallet Corporation and no formal arrangement was reached with him on any specific date. His current salary arrangement, like the arrangement with Mr. LaCalle, is based on Mr. Cabouli’s fixed personal monthly expenses and our financial resources and ability to pay. Accruals will be recorded for any wages owed to Mr. Chadsey, Mr. Cabouli and Mr. LaCalle in the event that there is not enough cash to meet payroll requirements. Our compensation system has generally consisted of paying our key executives such basic remuneration for their time and services as is appropriate for our current resources and stage of development. We are in the process of creating a formal system of compensation designed to motivate, incentivise, and retain our key executives. Currently with his appointment on September 8, 2014, we entered into an Executive Employment Agreement (the “Agreement”) with our CEO, Mr. Chadsey. Under the Agreement, Mr. Chadsey will serve as our CEO and a member of the Board for three (3) years. He will be paid a minimum base annual salary of $150,000, subject to annual review. In addition to annual salary, the Agreement provides Mr. Chadsey with a grant of common stock equal to a total of fifteen percent (15%) of our issued and outstanding common stock, or 4,398,207 shares under current figures. The stock grant will vest in annual phases over the course of the term of the agreement. The objectives of the Agreement with Mr. Chadsey are to provide him with an appropriate base salary, to vest him with the opportunity to earn substantial ownership in the company, and to provide him with an incentive for longevity in office.

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Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jack Chadsey, CEO	2013 2012	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a
Steven Cabouli, President	2013 2012	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a
Orlando LaCalle, Chief Marketing Officer	2013 2012	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a
Jerry Chatel, former officer	2013 2012	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
Phillip Stromer, former officer	2013 2012	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

Our current executive officers, Jack Chadsey, Steven Cabouli and Orlando LaCalle, did not serve during our last two fiscal years. Former officers Jerry Chatel and Phillip Stromer did not receive any compensation for their service as officers. Our current compensation arrangements with our executive officers are as set forth above.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

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Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Jack Chadsey, CEO	—	—	—	—	—	—	—	—	—
Steven Cabouli, President	—	—	—	—	—	—	—	—	—
Orlando LaCalle, Chief Marketing Officer	—	—	—	—	—	—	—	—	—
Jerry Chatel, former officer	—	—	—	—	—	—	—	—	—
Phillip Stromer, former officer	—	—	—	—	—	—	—	—	—

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Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Cabouli	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jack Chadsey	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Carl Rosen	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Charles Ng	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Anthony Durkacz	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jerry Chatel, former director	-0	-0	-0	-0	-0	-0	-0
Phillip Stromer, former director	-0	-0	-0	-0	-0	-0	-0

Narrative Disclosure to the Director Compensation Table

We did not provide any compensation to directors for their service as directors during the last fiscal year. Compensation arrangements for our current directors have not been formally documented but are in process of being finalized. Consulting agreements with directors are likewise the subject of current discussion and will require future approval by the full board.

Employment Agreements with Current Management

Except with regard to Mr. Chadsey, as discussed above, we do not currently have any employment agreements in place with any of our executive officers.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our capital stock by each executive officer and director, by each person known by us to beneficially own more than 5% of any class of stock and by the executive officers and directors as a group. Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 33,919,419 shares common stock issued and outstanding.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common Stock	Steven Cabouli 7394 Trade Street San Diego, CA 92121	8,221,230	24.24%
Common Stock	Jack B. Chadsey(4) 600 Coral Way, Fl. 2 Coral Gable, FL 33134	4,664,877	13.75%
Common Stock	Anthony Durkacz(5) 3006-2045 Lakeshore Blvd. West Toronto, ON M8V 2Z6	1,337,850	3.94%
Common Stock	Carl E. Rosen 59 Shelter Rock Road Stamford, CT	100,000	0.29%
Common Stock	Charles Ng 3345 Blackhawk Meadow Dr. Danville, CA 94506	100,000	0.29%
Common Stock	Orlando LaCalle P.O. Box 565577 Miami, FL 33256	978,770	2.89%
Total of All Current Directors and Officers:
Common Stock		15,402,727	45.40%
More than 5% Beneficial Owners
Common Stock	7806221 Canada, Inc.(2) 71 Clairton Crescent Toronto, ON M6N 2M7	1,841,636	6.24%
Common Stock	Donal Carroll(3) 55 North Dr. Toronto, ON M9A 4R1	2,446,570	8.29%

(1)

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)

The total shares for 7806221 Canada, Inc. include 1,714,384 shares of common stock and warrants to purchase an additional 127,252 shares of common stock at a price of $0.20, exercisable for 2 years. Mr. Bernard Adamski is the President of 7806221 Canada, Inc., and, in that capacity, has the authority to direct voting and investment decisions regarding its common stock.

(3)	The total shares for Donal Carroll include 1,623,285 shares of common stock, warrants to purchase 156,618 shares of common stock at a price of $0.20 per share, exercisable for 2 years, and warrants to purchase 666,667 shares of common stock at a price of $0.60 per share, exercisable for 2 years
(4)	The total shares for Jack B. Chadsey include 4,581,542 shares of common stock and warrants to purchase 83,335 shares of common stock at a price of $0.60 per share, exercisable for 2 years
(5)	The total shares for Anthony Durkacz include 388,885 shares of common stock,warrants to purchase 388,885 shares of common stock at $0.20 per shares, exercisable for 2 years, and 560,080 shares owned by First Republic Capital Corp.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation under any equity compensation plan.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Certain Relationships and Related Transactions and Director Independence

With the exception of our reverse merger closed July 21, 2014, and except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us:

1. Our balance sheets reflect the sum of $61,833 due from shareholder. This obligation, which arose during the time when iWallet Corporation was a privately held company and is due from our President and CEO, Steven Cabouli. This obligation is non-interest bearing, unsecured and due on demand. There is no written agreement or specific terms of repayment for this obligation. We expect that it will be settled in the near future.

2. Concurrent with his appointment on September 8, 2014, we entered into anExecutive Employment Agreement (the “Agreement”) with our CEO, Jack Chadsey. Under the Agreement, Mr. Chadsey will serve as our CEO and a member of the Board for three (3) years. He will be paid a minimum base annual salary of $150,000, subject to annual review. In addition to annual salary, the Agreement provides Mr. Chadsey with a grant of common stock equal to a total of fifteen percent (15%) of our issued and outstanding common stock, or 4,398,207 shares under current figures. The stock grant will vest in annual phases over the course of the term of the agreement.

3. One of our directors, Carl Rosen, has provided advisory services to our company as needed and on an hourly basis through his consultancy firm, Shelter Rock International, LLC. Generally, these services have been provided at a rate of $225 per hour under a Consulting and Advisory Service Agreement executed with our accounting predecessor. We expect that the agreement will be updated and ratified by our current board in the near future.

4. One of our directors, Anthony Durkacz, is a majority owner of First Republic Capital Corporation (“First Republic”). First Republic is a securities broker based in Canada that assisted with our private placement of common stock closed July 21, 2014.

Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., we believe that Charles Ng and Carl Rosen are independent directors.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  Please Call the Commission at (202) 942-8088 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS

iWALLET CORPORATION

20,968,130

SHARES OF COMMON STOCK

PUBLIC OFFERING

___________________

November 10, 2014

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